SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                           __________________________

                                      Name:

                                 Merrimac Series


   Address of Principal Business Office (No. & Street, City, State, Zip Code):

                              200 Clarendon Street
                           Boston, Massachusetts 02116

                     Telephone Number (including area code):

                                 (617) 330-6700


               Name and Address of Agent for Services of Process:

                                 Susan C. Mosher
                                    Secretary
                                 Merrimac Series
                              200 Clarendon Street
                           Boston, Massachusetts 02116

                                 with a copy to:
                             Philip H. Newman, Esq.
                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                                Boston, MA 02109

The Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                         YES  [X]              NO  [ ]

                                   SIGNATURES




         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston in the Commonwealth of Massachusetts on the 8th day of April, 1998.



                                           MERRIMAC SERIES




                                           By: /s/ Richard W. Ingram
                                               ---------------------
                                               Richard W. Ingram
                                               President


Attest: /s/ Susan C. Mosher
        -------------------
        Susan C. Mosher
        Secretary